Exhibit 99.1

News Release	2008-59

Intelsat Appoints Michael McDonnell as Chief Financial Officer

Experienced Satellite Industry Financial Executive to Join Intelsat

Pembroke, Bermuda, 9 October 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, announced today that Michael McDonnell has been appointed Executive Vice President and Chief Financial Officer, with an expected effective date of November 17, 2008. In this position, McDonnell will be responsible for the overall management of Intelsat’s financial operations, including the accounting, treasury, financial planning and information technology functions.

Intelsat CEO David McGlade said, “With more than 22 years of experience and an impressive track record in leading large and complex financial organizations, Michael McDonnell is an ideal fit for Intelsat. In addition, his knowledge of the satellite sector is a valuable asset as we implement our growth strategies and further our industry leadership. We are delighted to welcome Mike to the Intelsat team.”

McDonnell joins Intelsat from MCG Capital Corporation, a publicly-held commercial finance company, where he served as Executive Vice President and Chief Operating Officer/Chief Financial Officer. Prior to joining MCG Capital in 2004, McDonnell served as the Chief Financial Officer of direct-to-home satellite television operator EchoStar Communications Corporation, now known as DISH Network Corporation. During his tenure at EchoStar, the company realized more than 100% revenue growth in a four-year period and closed nearly $7 billion of convertible debt, high-yield and equity transactions. Earlier in his career, McDonnell held several positions at PricewaterhouseCoopers, LLP, where he was admitted as a partner in 1996 and was responsible for audit and related services for technology clients.

McDonnell is a member of the board of directors of Catalyst Health Solutions, Inc., formerly known as HealthExtras, a publicly-held pharmacy benefits management company, serving as audit committee chairman and as a member of the compensation committee. He has a bachelor of science degree in accounting from Georgetown University and is a certified public accountant.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering advanced transmission access for information and entertainment to many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat also offers seamless service for voice, data and video transmission unmatched in the industry. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever-expanding universe of satellite services are the cornerstones of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

Vice President, Investor Relations

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2007 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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